EXHIBIT 4.2

 No. 104                                                       US $273,068.49

                         AMERICAN HEALTHCHOICE, INC.

         8% SENIOR SECURED CONVERTIBLE DEBENTURE DUE AUGUST 19, 2003

 THIS DEBENTURE is one of a duly authorized issue of $4,621,684.24 principal amount of Debentures (the "Class 6 Debentures") of AMERICAN HEALTHCHOICE,

 INC., a corporation duly organized and existing under the laws of the State of New York (the "Company"), as reorganized pursuant to a certain Order Of The United States Bankruptcy Court For The Northern District Of Texas Dated August 8, 2000 (as it may be amended or modified from time to time, the "Confirmation Order") confirming the Amended Joint Plan Of Reorganization dated March 31, 2000 as amended by modification dated June 5, 2000 (the "Plan") of Debtors American Healthchoice, Inc. and AHC Physicians Corporation (as it may be amended or modified from time to time, the "Plan"). This Debenture is issued pursuant to the Plan and is designated as one of the Class 6 Debentures thereunder and replaces and supercedes any prior debt obligation by the Company to the Holder hereof. Upon execution hereof, the Company shall issue and deliver to Krieger & Prager, LLP, as Trustee (the "Trustee") of the Post-Confirmation Stock Trust of the Company (the "Stock Trust") 20,475,000 shares into which this Debenture shall be convertible.

 FOR VALUE RECEIVED, the Company promises to pay to Atlantis Capital Fund, Ltd. registered holder hereof (the "Holder"), subject to the terms and conditions herein, the principal sum of Two Hundred Seventy-Three Thousand Sixty-Eight and 49/100 (US $273,068.49) Dollars on August 19, 2003 (the "Maturity Date") and to pay interest on the principal sum outstanding from time to time in arrears upon the earlier of the Conversion Date, as defined below or the Maturity Date at the rate of 8% per annum accruing from the date of initial issuance. Interest shall accrue from the date hereof until payment in full of the principal sum has been made or duly provided for. Interest on this Debenture (a) shall be paid annually, on each anniversary of the date hereof and on the Maturity Date, (b) shall be paid in shares of fully paid and nonassessable Common Stock of the Company, $.001 par value ("Common Stock"), valued at fair market value, based on the average last sale prices for the Common Stock (or if no such prices are available, on the average closing bid prices for the Common Stock) for the five (5) trading days prior to the date of payment of interest, directly to the Holder (and not to the Trustee) at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder from time to time (the "Interest Stock"), and (c) shall be calculated based upon the average of the daily outstanding principal amounts of this Debenture during the period from the last Interest payment date through the Interest payment date for which said calculation is being made. The Company will pay the principal of and interest upon this Debenture on the Maturity Date, less any amounts required by law to be deducted, to the registered holder of this Debenture as of the Maturity Date and addressed to such Holder at the last address appearing on the Debenture Register.

 This Debenture is subject to the following additional provisions:

 Denominations. The Debentures are issuable in denominations of Ten Thousand Dollars (US$10,000) and integral multiples thereof, or such lesser amount as shall represent the remaining principal amount after issuing multiples of Ten Thousand Dollars. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holders. No service charge will be made for such registration or transfer or exchange.

 Withholding. The Company shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

 Transfer. This Debenture has been issued pursuant to the Confirmation Order and the Plan and pursuant to Section 1145 of the United States Bankruptcy

 Code (the "Bankruptcy Code"). Pursuant to Section 1145 of the Bankruptcy Code, this Debenture and the Common Stock issuable upon conversion hereof and/or in lieu of interest hereon, are exempt from registration under the Securities Act Of 1933, as amended (the "Act"). Accordingly, they have not been registered under the Act or any otherwise applicable securities laws and certificates representing this Debenture and any such shares of Common Stock shall be issued free of restrictive legend. Prior to due presentment for transfer of this Debenture, the Company, the Trustee and any agent of the Company or the Trustee, may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary.

 Conversion Privilege. The Holder of this Debenture is entitled, at its option, to convert at any time, the principal amount of this Debenture together with the accrued interest thereon and any other amounts due to the Holder hereunder or pursuant to the Confirmation Order and Plan, into a pro rata portion, with the other holders of the Class 6 Debentures, of a total of 20,475,000 shares of Common Stock of the Company at a conversion price for each share of Common Stock equal to twenty-two and five hundred seventy-two one-thousandths of one cent ($.22572) (the "Conversion Price") subject to the limitation set forth in paragraph 7 hereof. Conversion shall be effectuated by surrendering the Debentures to be converted to the Trustee with the form of conversion notice attached hereto as Exhibit A (the "Conversion Notice"), executed by the Holder of the Debenture evidencing such Holder's intention to convert a portion of this Debenture (as above provided), and accompanied, if required by the Trustee, by proper assignment hereof in blank. Copies of such documents shall be simultaneously delivered to the Company. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. The date on which notice of conversion is given (the "Conversion Date") shall be deemed to be the date on which the Holder has delivered this Debenture, with the Conversion Notice duly executed, to the Trustee, with a copy to the Company. Facsimile delivery of the Conversion Notice shall be accepted by the Trustee, and the Conversion Date shall be deemed the date of such facsimile delivery, provided that original documentation is provided promptly thereafter. Certificates representing shares of Common Stock upon conversion will be delivered within five (5) business days from the Conversion Date in accordance with section 9 hereof.

 Limitation on Number of Outstanding Shares; Adjustment to Exercise Price.

                (a) The Company hereby agrees that it shall not issue any additional shares of its Common Stock, other than as set forth in the Plan (including the shares to be issued to Dr. Voracek for the purchase of his clinics) and/or upon conversions hereunder, prior to the first anniversary of the date hereof.

                (b) Upon each issuance of shares of Common Stock prior to the first anniversary of the date hereof (the "Trigger Event") and while any principal amount hereof is outstanding, the Conversion Price shall be lowered to a price at which, upon full conversion, the Holder of this Debenture would receive a number of shares of Common Stock equal to the same percentage of the outstanding Common Stock as the shares into which the Holder of this Debenture could convert the outstanding principal amount of this Debenture immediately prior to the Trigger Event. Upon the occurrence of a Trigger Event, the Company shall (a) provide notice thereof to the Holder hereof, and (b) issue and deposit with the Trustee stock certificates representing such number of additional shares as may be issued upon conversion at the adjusted Conversion Price.

 Mandatory Conversion. Except as otherwise provided in paragraph 10, in the event all or any portion of this Debenture remains outstanding on the Maturity Date, the unconverted portion of the Debenture will automatically be converted into shares of Common Stock on such date in the manner set forth in paragraph 4 as if the Maturity Date were the Conversion Date. If, and to the extent that the aggregate outstanding principal amount of the Class 6 Debentures shall be convertible into (without giving effect to paragraph 7) a number of shares fewer than 3,300,000 shares, the Company may likewise cause the unconverted portion of the Debenture to be automatically converted into shares of Common Stock on such date in the manner set forth in paragraph 4.

 Limitation on Conversion. Except in the case of Mandatory Conversion, in no event shall the Holder be entitled to convert an amount of the Debenture in excess of that amount upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Debentures), and (2) the number of shares of Common Stock issuable upon the conversion of the Debenture with respect to which the determination of this paragraph is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.9% of the outstanding Common stock of the Company. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13(d) thereunder, except as otherwise provided in clause (1) of the immediately preceding sentence.

 Issuance of Common Stock.

           (c) Upon the execution hereof, certificates representing 1,209,749 shares of Common Stock are being delivered to the Trustee pursuant to the terms of the Stock Trust and upon conversion of the Debentures as provided herein, the Company shall cause the Trustee to release stock certificates to the Holder (or its designee) representing the number of shares of Common Stock issuable upon such conversion.

           (d) Upon the execution hereof, the Company shall issue a standing letter of instruction to Corporate Stock Transfer, its stock transfer agent (the "Transfer Agent"), directing the Transfer Agent to honor requests by the Trustee, after conversion of any part hereof to Common Stock, to reissue certificates received from the Trustee, free of restrictive legends or stop transfer orders, and to deliver such reissued certificates in accordance with the Trustee's instructions within five (5) business days of receipt of such instructions (the "Transfer Agent Instructions").

           (c) In lieu of delivering physical certificates representing the reissued Common Stock upon conversion of this Debenture, provided the Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of the Holder or the Trustee, the Company shall use its best efforts to cause the Transfer Agent to electronically transmit the shares of The Company's Common Stock by crediting the account of the Holder's Prime Broker with DTC through its Depositary Withdrawal Agent Commission system.


 Delivery of Common Stock. In the event that (i) certificates representing the shares of Common Stock into which this Debenture is convertible are not delivered to the Trustee under the Stock Trust within five (5) days of the execution hereof, (ii) a Trigger Event under paragraph 5(b) hereof shall occur and certificates representing such additional shares of Common Stock to be issued upon conversion of this Debenture shall not be delivered to the Trustee under the Stock Trust within five (5) days after notification by Holder to the Company of such Trigger Event, (iii) after conversion of any part hereof into Common Stock, the Company's Transfer Agent shall not cause the Common Stock into which this Debenture has been converted to be reissued free of restrictive legends or stop transfer orders, in accordance with the written instructions of the Trustee within five (5) business days after the giving of such instructions and giving the Company notice of such action by the Transfer Agent, and allowing the Company five (5) business days to make diligent effort to resolve the problem, (iv) the Company fails to issue the Transfer Agent Instructions, withdraws the Transfer Agent Instructions or issues a stop or hold on any properly issued Transfer Agent Instructions, or (v) if, at any time, Holder submits a Conversion Notice and the Company does not have a sufficient number of shares of Common Stock in the Stock Trust to effect, in full, a conversion of the Debenture, then in any such event (a "Conversion Default") the Company shall pay to Holder (and not the Trustee) one percent (1%) of the aggregate principal amount of the Debentures being converted for each day after the fifth (5th) business day following the date of the Certificate Default, such payment to be made in shares of Common Stock, based upon the Conversion Price (as same may adjusted pursuant to paragraphs 5 and 12).

                (e) Nothing herein shall limit a Holder's right to pursue actual damages against the Company upon any Conversion Default.

                (f) Upon a Conversion Default of a type special in clause (v) above, the Company shall cause the issuance to the Holder of all of the shares of Common Stock which are available for issuance, and the Conversion Notice as to any Debentures requested to be converted but not converted (the "Unconverted Debentures"), upon Holder's sole option, may be deemed null and void.

                (g) The Company and the Trustee shall provide notice of any Conversion Default ("Notice of Conversion Default") to all existing Holders of outstanding Class 6 Debentures, by facsimile, within one (1) business day of such default (with the original delivered by overnight or two day courier), and in the case of a Conversion Default of the type specified in clause (v) above, the Holder shall give notice to the Company and the Trustee by facsimile within five (5) business days of receipt of the original Notice of Conversion Default (with the original delivered by overnight or two day courier) of its election to either nullify or confirm the Notice of Conversion.

 Security. Payment to the Holder of this Debenture is secured by a first priority lien and security interest in and to all of the assets of the Company and its subsidiaries, now or hereafter arising or acquired, pursuant to a certain Security Agreement of even date herewith by and among the Company, the Holders of the Class 6 Debentures and Krieger & Prager, LLP (in such capacity, the "Collateral Agent") as agent for the Holders of the Class 6 Debentures (as it may be amended or modified from time to time, the "Security Agreement"). By its acceptance of this Debenture and the Security Agreement, each Holder agrees to be bound by the provisions of the Security Agreement as if such Holder was an original signatory thereto.

 Notwithstanding the foregoing, pursuant to the Confirmation Order and the Plan, the lien and security interest granted under the Security Agreement shall be subordinate to a certain purchase money security interest with respect to any and all assets purchased by the Company from Dr. Voracek and/or his entities that own clinics being purchased by the Company in accordance with the terms of the Plan together with all replacement collateral thereof.

 Anti-Dilution Provisions.

                (h) In the event that, at any time and from time to time, the Company shall issue additional shares of Common Stock (or securities convertible into or exchangeable for Common Stock) in a stock dividend, stock distribution, or subdivision paid with respect to Common Stock, or declare any dividend or other distribution payable with additional shares of Common Stock (or securities convertible into or exchangeable for Common Stock) with respect to Common Stock, or effect a split or subdivision of the outstanding shares of Common Stock, the Conversion Price shall, concurrently with the effectiveness of such stock dividend, stock distribution, or subdivision, or the earlier declaration thereof, be proportionately decreased to avoid dilution of the Holder's position, and the Holder shall thereafter be entitled to receive on conversion of this Debenture an additional number of shares of Common Stock which such Holder would have received upon or by reason of any of the events described above, had this Debenture been converted immediately prior to the occurrence of such event.

                (i) In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased so that the Holder shall be entitled to receive upon conversion of this Debenture, the aggregate number of shares of Common Stock which such Holder would have been entitled to receive if this Debenture had been converted immediately prior to the occurrence of such combination or consolidation.


 Performance. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder or under the Plan and Confirmation Order, by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Debenture and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Debentures against impairment.

 Absolute and Unconditional Obligation. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the manner, herein prescribed. This Debenture and all other Debentures now or hereafter issued of similar terms are direct obligations of the Company.

 Usury. Nothing contained in this Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid under the Debenture exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and any amounts collected in excess of the permissible amount shall be deemed a payment of principal. To the extent that such excess amount exceeds the aggregate principal amount of this Debenture, such excess shall be returned with reasonable promptness by the Holder to the Company.

 Merger or Consolidation. Notwithstanding the purchases of Dr. Voracek's clinics, if the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee agree that the Debenture may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. It shall be a condition precedent to the occurrence of any such merger, consolidation, sale or transfer that the successor in interest to the Company agree to the foregoing provision. In the event of any proposed merger, consolidation or sale or transfer of all or substantially all of the assets of the Company (a "Sale"), the Holder hereof shall have the right to convert by delivering a Conversion Notice to the Company within fifteen (15) days of receipt of notice of such Sale from the Company. In the event the Holder hereof shall elect not to convert, the Company may prepay all outstanding principal and accrued interest on this Debenture, less all amounts required by law to be deducted, upon which tender of payment following such notice, the right of conversion shall terminate.

 Governing Law. Except as to the application of this Debenture as it relates to the Plan, this Debenture shall be governed by and construed in accordance with the laws of the State of New York. The parties agree that any action relating to the failure of the Company or its Transfer Agent to perform in accordance herewith shall be properly venued in the courts of the State of New York located in New York City or in federal courts in and for the Southern District of New York. Any dispute as to the application of this Debenture as it relates to the Plan shall be governed by the laws of Texas and properly venued in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division.

 Notices. All notices, requests and/or other communications provided for herein shall be made in writing and shall be delivered by hand or by overnight courier, and shall be deemed given when delivered to the recipient, and shall be addressed to the parties at their respective addresses listed below or to such other persons or addresses as to itself from time to time in writing delivered in like manner:

                If to the Company:

                American HealthChoice, Inc.
                1300 Walnut Hill Lane, Suite 275
                Irving, Texas  75038

                with copy to:

                Jay Stucki, Esq.

                Hulse & Stucki
                1300 Walnut Hill Lane, Suite 275
                Irving, Texas  75038

                If to the Holder hereof:

                Atlantis Capital Fund, Ltd.
                c/o Citco Fund Services (Bahamas) Limited
                Bahamas Financial Centre
                3rd Floor
                Shirley & Charlotte Streets
                P.O. Box 13136
                Nassau, Bahamas

                with copy to:

                Andrew B. Eckstein, Esq.
                Blank Rome Tenzer Greenblatt LLP
                405 Lexington Avenue
                New York, New York 10174

                If to the Trustee:

                Krieger& Prager, LLP
                39 Broadway, Suite 1440
                New York, New York 10006
                Attn:  Samuel M. Krieger

 Events of Default.  The following shall constitute an "Event of Default":

           (j) The Company shall default in the performing its obligations hereunder or under this Debenture, the Plan or the Stock Trust; or

           (k) The Company shall fail to issue shares of Common Stock into which this Debenture is convertible to the Trustee under the Stock Trust and/or fails to issue such additional shares to the Trustee as may be required upon the occurrence of a Trigger Event under paragraph 5(b) hereof or otherwise in accordance with the terms of this Debenture; or

           (l) Subject to the provisions of paragraph 9 hereof, the Company or the Company's Transfer Agent shall fail to transfer any certificate for shares of Common Stock issued to the Stock Trust after conversion of this Debenture when requested by Holder or the Trustee to do so or upon any successive transfer thereof free of restrictive legend pursuant to the Plan, the Confirmation Order and 11 U.S.C. [S] 1145 and any such failure shall continue uncured for five (5) business days;

           (m) The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture, the Plan, the Confirmation Order, or the Security Agreement and such failure shall continue uncured for a period of ten (10) days after written notice from the Holder of such failure; or

           (n) The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

           (o) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

           (p) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of all or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or

           (q) Any money judgment, writ or warrant of attachment, or similar process in excess of One Million Five Hundred Thousand ($1,500,000) Dollars in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

           (r) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

           (s) The Company shall have its Common Stock suspended from trading, or delisted from an exchange to a level below the over-the-counter bulletin board market.

 Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

 Interest Rate Upon Event of Default. Upon an Event of Default, the interest rate hereunder shall increase from 8% to 15% per annum.

 Application of Payments. Any and all payments hereunder shall be applied first to interest and then to principal. If an Event of Default shall have occurred hereunder or under the Security Agreement, proceeds recovered shall be applied first to costs, fees and expenses reasonably incurred in connection with efforts to remedy such Event of Default or collect the amounts due hereunder, second to interest accrued hereunder, and third to principal.

 No Rights as Shareholder. Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of the Company, unless and to the extent converted or attempted to be converted in accordance with the terms hereof.

 IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

 Dated:    August 19, 2000

                                    AMERICAN HEALTHCHOICE, INC.


                                    By: _____________________________________
                                    Name:
                                    Title:

                                  EXHIBIT A

                             NOTICE OF CONVERSION

 (To be Executed by the Registered Holder in order to Convert the Debentures)

 The Holder hereby irrevocably elects, as of ____________, 200_ to convert $_____________ of Debentures of American HealthChoice Inc. (the "Company") into shares of Common Stock of the Company according to the conditions set forth in the Debenture, Plan, Confirmation Order.

 Date of Conversion:  _____________________________________________________

 [Applicable Conversion Price:] ___________________________________________

 Number of Shares of Common Stock: ________________________________________
                                                   Signature

                                   ________________________________________
                                                   Print Name

 Address for delivery of the
 Common Stock: ____________________________________________________________

 Phone ____________________________________________________________________

 Fax ______________________________________________________________________

 Tax I.D. No. _____________________________________________________________